Exhibit 16

Letter Regarding Change in Certifying Accountant

June 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

     We have read the statements made by AXT, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated June 21, 2004. We agree with the statements referencing our Firm in such Form 8-K.

Very truly yours

/s/ PricewaterhouseCoopers LLP